UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                        SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [XX]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[XX]	Preliminary Proxy Statement
[  ]	Confidential, for use of the Commission Only
[  ]	Definitive Proxy Statement
[  ]	Definitive Additional Materials
[  ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Commission File No. 0-2673


                Navarre-500 Building Associates
        (Name of Registrant as Specified In Its Charter)


          (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[  ] No fee required

[XX]	Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which
        transaction applies: Participations.

2)	Aggregate number of securities to which
        transaction applies: $3,200,000 original investment amount.

3)	Per unit price or other underlying value of
        transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and determined): The fee is equal to 1/50th of 1% of the assumed fair market value of the Property, which is presumed to be the aggregate of the cash to be received by the Registrant.

4)      Proposed maximum aggregate value of transaction:
        $40,000,000.

5)      Total fee paid:. $8,000.


[XX]	Fee paid previously with preliminary materials.

[  ]	Check box if any part of the fee is offset as provided
        by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:
		Schedule 14A.

	3)	Filing Party: Registrant

	4)	Date Filed: October 16, 1998
















                             -2-




                NAVARRE-500 BUILDING ASSOCIATES

                STATEMENT BY THE AGENTS IN THE
SOLICITATION OF CONSENT AND AGREEMENT OF THE PARTICIPANTS

					Dated July __, 1999

        This Statement relates to the Solicitation of Consent and Agreement of the Participants in Navarre-500
Building Associates ("Associates") by Peter L. Malkin and
Thomas N. Keltner, Jr., as Agents ("Agents") for the
Participants, in connection with the Sale Program described below.

        It is anticipated that this Statement and the accompanying form of Consent and Agreement will be mailed to the Participants on July __, 1999. The Solicitation will terminate on October 31, 1999 unless subsequently extended, but in no event later than January 31, 2000, and any consent given before such termination date will thereafter remain in effect on the terms hereof. The Agents will advise all Participants of the Solicitation results as soon as practicable, but in no event later than 90 days after the termination date noted above, including any extension.

                Sale of the Leasehold

        Associates was formed in 1958 to acquire and own the master lease (the "Leasehold") of the property known as 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street in New York City (collectively, the "Property"), subject to a long-term operating net sublease (the "Operating Lease") to 500-512 Seventh Avenue Associates (the "Lessee"). Fee ownership of the Property is held by an unrelated third party. The Leasehold and the Operating Lease can be extended through 2045.

        The Agents recommend that the Participants consent to the following combined sale and allocation program (collectively the "Sale Program"):

        (a) Authorizing the Agents to sell the Leasehold and all Associates' interest in the Property by transfer of the Leasehold or by transfer of direct or indirect interests in Associates to a third party at such price and on such terms as determined by the Agents as fiduciaries; and

        (b) If the Lessee joins with Associates in a sale, allocating the net sale proceeds between Associates and the Lessee pursuant to the distribution schedule computed by an independent expert and recommended by the Agents as described in this Statement.

        The Agents have concluded that the Property requires major capital improvement and redevelopment to be competitive. The Agents believe the Sale Program will permit Associates to liquidate its investment very profitably and avoid the speculative risks involved in a redevelopment of the Property. The Agents believe that joining with the Lessee in sale will create a premium price for both Associates and the Lessee, and the Agents intend to implement the Sale Program only if the Participants approve both the sale and the independent allocation so as to permit joint sale.

        THE AGENTS RECOMMEND THAT EACH PARTICIPANT
CONSENT TO BOTH THE SALE AND THE ALLOCATION UNDER THE SALE
PROGRAM.

                                -1-

                Incentive Compensation

        Wien & Malkin LLP has supervised this investment from its creation in 1958 and has developed the program for marketing the Leasehold for joint sale with the Lessee. An original Participant who initially invested $10,000 in 1958 has received aggregate cash distributions of more than $187,000 through June 1, 1999.

        As previously approved by the Participants, Wien
& Malkin LLP receives from Associates (a) an annual supervisory fee of $40,000, from which it pays Associates' accounting fees and other disbursements, and (b) incentive compensation of 10% of all distributions to Participants in any year after the Participants have received distributions in that year equal to 23% of the original investment.
Incentive compensation was last paid for the lease year ending June 1997.

        In performing its calculations to determine the allocation between Associates and the Lessee, Cushman & Wakefield independently determined the value attributable to Wien & Malkin LLP's supervisory interest. In lieu of the existing formula for incentive compensation, the Agents recommend that each Participant voluntarily, and only as to his or her own distributions, agree that Wien & Malkin LLP should receive the share of sale distributions determined by Cushman & Wakefield, as specified in the Statement.

THE AGENTS RECOMMEND THAT EACH PARTICIPANT AGREE TO THE
VOLUNTARY  INCENTIVE COMPENSATION.














                                -2-
I.	Background

A.	Organization of Associates

        Associates was organized as a New York partnership in 1958 by the late Lawrence A. Wien for the purpose of acquiring the Leasehold subject to the Operating Lease. The original partners in Associates joined in a public offering to the Participants of the economic interests in Associates. Peter L. Malkin and Thomas N. Keltner, Jr. of Wien & Malkin LLP are the current partners in Associates and serve as Agents on behalf of the Participants. See Section IV.A. - Supervisory Services. Under the Participating Agreements pursuant to the original offering, the Participants have the right to approve or disapprove certain decisions, including sale of the Leasehold and modification of the Operating Lease. The required percentage of Participants is described in Section VII. - Terms of Solicitations of Consents.

B.	Operating Lease

        The Operating Lease provides that the Lessee will pay all operating expenses and real estate taxes, will make necessary repairs and replacements, and will keep the Property adequately insured for liability and casualty. The Operating Lease does not require the Lessee to make new capital improvements to the Property.

        Under the Operating Lease, the Lessee must pay to Associates (i) annual basic rent of $1,167,500 (the "Basic Rent") and (ii) additional rent for each lease year ending June 30, equal to 50% of the Lessee's net profit in excess of $620,000 for such lease year (the "Additional Rent").
No Additional Rent was payable for the lease year ended June 30, 1998. From the Basic Rent received by it, Associates must pay $487,500 as Leasehold rent due to the unrelated fee owner. See Section I.F. - Financial Information.

        The Leasehold and the Operating Lease each have a term which expires in 2024 and may be renewed through 2045.
The Lessee is current in all its obligations to Associates.

C.	The Property

        Located in the heart of New York City's "Garment
Center," the Property contains showroom, office and loft space, which historically has been used by manufacturers of women's apparel.

        500 Seventh Avenue was completed in 1921 and contains 17 stories, including ground floor retail space.
It has net rentable area of about 604,000 square feet.

        512 Seventh Avenue is a 44-story building, with ground floor retail space, which was completed in 1931. It has net rentable area of about 511,000 square feet.

        228 West 38th Street is a five-story 1925 building with about 10,000 square feet, which serves primarily as a light protector for 500 Seventh Avenue.

                        -3-

        Currently, space leases at the Property are at annual base rentals generally in the range of $15.00 to $25.00 per square foot (exclusive of electricity charges and escalation). Tenants provide their own cleaning. As of June 1, 1999, the Property's occupancy rate is about 75%, including a major new space lease representing about 9% of the net rentable area of the Property which was recently concluded.

        In a pending proceeding, Wien & Malkin LLP, as supervisor of Associates and the Lessee, and Peter L. Malkin, as a partner in Associates and in the Lessee, are seeking to remove Helmsley-Spear, Inc. as managing agent of the Property and to appoint an independent replacement at a market standard. Wien & Malkin LLP has advanced certain fees and expenses in addition to rendering legal services in such proceeding. Helmsley-Spear, Inc. has responded in part by challenging Wien & Malkin LLP's supervisory performance.

D.	Competition

        The Property is comprised of unrenovated
buildings. Unrenovated buildings tend to have lower occupancies than the renovated or more modern structures. Garment industry demand for space has been declining over the past decade. Continuing business failures and consolidations have reduced the number of garment industry companies which maintain space in the Garment Center. For the remaining companies, changed methods of operation and
manufacturing have reduced space requirements.    Many
former competitive buildings in the Garment Center have been or are being improved for and are attracting the remaining garment industry showrooms and/or general offices.

E.	Real Estate Sale Market

        Sale prices for commercial office property in Manhattan rose strongly over the last several years. In spite of declining space requirements for the garment industry in the Garment Center, sale prices there have been strengthened by the general price rise in Manhattan, the major new property investments by entertainment, communications and financial companies in the Times Square and Penn Station office districts adjacent to the Garment
Center, the shortage of space in these adjacent areas, and the redevelopment of Garment Center space for remaining showrooms and office uses.

        Certain other properties in the Garment Center may be offered for sale by investment entities originated and supervised by Wien & Malkin LLP under a sale program similar to that described in this Statement. One property in the Garment Center was offered and sold at a favorable price in 1997 under a sale program similar to that described in this Statement.

F.	Financial Information

        Associates acquired the Leasehold subject to the Operating Lease on July 1, 1958 for $3,200,000, all cash.
There is no mortgage on the Leasehold, and Associates has no debt for borrowed money.
                                 -4-

        Basic Rent received by Associates at the annual rate of $1,167,500 is applied to pay $487,500 for annual Leasehold rent to the fee owner, $40,000 for the basic annual supervisory fee to Wien & Malkin LLP, and $640,000 for distributions to the Participants. Any Additional Rent received by Associates is applied to make additional distributions to the Participants, together with any related payment of incentive compensation to Wien & Malkin LLP.

        For 1998, no Additional Rent was payable, and Participants therefore received total distributions representing an annual return on their original cash investment at the rate of 20%. For the years 1997 and 1996, the Participants received total distributions representing an annual return on such investment of 46% and 50%, respectively. These percentages were calculated by dividing the cash distributions to Participants for the applicable year by the Participants' original cash investment in the Leasehold ($3,200,000). Certain Participants may have purchased their interests after the 1958 offering for amounts other than the original offering price, and their rates of return on investment would thus be different.

        As previously approved, Wien & Malkin LLP receives incentive compensation from Associates equal to 10% of all distributions to Participants in any year after the Participants have received distributions in that year equal to 23% of the original investment. Accordingly, Wien & Malkin LLP received incentive compensation of $81,828 for the lease year ended June 1997 and $97,525 for the lease year ended June 1996.

        Attached are audited balance sheets of Associates as of December 31, 1998, December 31, 1997, and December 31, 1996, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1998. See Section VI. - Agent's Discussion and Analysis of Financial Condition and Results of Operations. Distributions from sale proceeds to the Participants would be made only after satisfaction of any liability of Associates noted in such financial statements or otherwise arising prior to the sale.

        Jacobs Evall & Blumenfeld, LLP, CPA's, has served as Associates' independent certified public accountants exclusively in connection with Securities and Exchange Commission ("SEC") filings, which include the examination of financial statements and consultations relating to professional and regulatory accounting matters. Such accountants provide no other services to Associates.

II.	Sale Program

        A.      Grant of Discretionary Authorization
                to the Agents; Rationale for the Sale Program

        The Agents seek discretionary authority from the Participants to implement the Sale Program as a joint sale by Associates and the Lessee, including both the authorization to sell and the allocation of the net sale proceeds by the independent expert between Associates and the Lessee as described in this Statement. See Section II.B. - Recommendations. The Agents will seek the best price and terms, but there is no minimum sale price. The Leasehold will be sold for such price and on such terms as the Agents may determine, except that the Agents will not proceed with the sale of the Leasehold unless the amount available for distribution to the Participants will be at least six times the original cash investment. The Agents will act by unanimous agreement between themselves in determining the price and other terms of sale. The Lessee has obtained authorization from its partners for the sale, conditioned only upon the approval of the Participants to the Sale Program outlined in this Statement. The allocation of sale proceeds between Associates and the Lessee has been computed by an independent expert as specified in this Statement based upon its enclosed Report.

        As the Agents are aware, based on information distributed from the Fashion Center Business Improvement District (of which Mr. Malkin is an officer and director) and the Real Estate Board of New York (of which Mr. Malkin is a member of the Board of Governors), and from other information available generally, the space needs of the garment industry in Manhattan have changed dramatically since Associates acquired the Leasehold in 1958. The design of the buildings at the Property generally features very large, deep floors. Large showrooms and manufacturing space, once the hallmark of garment firms operating in New York City and for which the buildings are well-suited, are generally no longer required. Many U.S. garment manufacturers failed in the face of foreign competition, and others moved operations to lower-cost locations. Fashion firms which remain in Manhattan typically maintain only small showrooms and limited offices in the City and seek upgraded buildings.

        The Property's occupancy has declined as the garment industry has contracted. Without materially reconfiguring the internal space to reflect these changes in the garment industry or for an alternative use, and an overall upgrade and redevelopment of the buildings, the Agents believe it is likely that the Property's viability will be further diminished. Additional capital investment by the Lessee or the Participants would be subject to significant risks that the Agents cannot recommend to the Participants. See Section II.C. - Consideration of Alternatives.

        The market for sale in the Garment Center has been strengthened by a rising commercial office market in Manhattan, the significant new investment in the nearby Times Square and Penn Station office districts, the shortage of space in these adjacent areas, and the redevelopment of Garment Center space for remaining showrooms and office users. Based upon current market conditions, the Agents believe that implementation of a Sale Program is the best way for the Participants to maximize the value of their investment. See Section VI. - Agent's Discussion and Analysis of Financial Condition and Results of Operations.

        B.      Recommendations

Based on the foregoing review of the current situation at the Property and the assessment of various alternatives by the Agents, the Agents recommend that the Participants approve the Sale Program. See Section I.D. - Competition; Section I.F. - Financial Information; Section II.A. - Grant of Discretionary Authorization to the Agents; Rationale for the Sale Program; and Section II.C. - Consideration of Alternatives. The Participants are reminded that, if the Sale Program is approved, a portion of the net sale proceeds to be distributed to the Lessee will be shared by one of the Agents for the Participants, Peter L. Malkin, as an owner of 1.25% of the interests in the Lessee. See
Section IV. - Supervisory Services; Potential Conflicts of Interest. The Agents will effect the liquidation of

Associates after a sale is concluded, Associates' liabilities are paid, Associates' net sale proceeds are distributed to the Participants, and Associates' affairs are wound up. Approval by the Participants of the Sale Program will empower the Agents with discretionary authority to implement the Sale Program and to liquidate Associates thereafter.

        1.      Sale

        An original Participant who initially invested $10,000 in 1958 has received aggregate cash distributions of more than $187,000 through June 1, 1999. The Agents now recommend that a sale of the Leasehold be concluded for the reasons and on the terms outlined in this Statement.

        The Agents do not believe it is beneficial to set a minimum price for the sale of the Leasehold. The setting of a minimum price may inhibit buyers from bidding aggressively. The Agents believe that a thorough marketing effort without disclosure of a minimum or target price should likely yield the best possible result in a reasonable time. Nevertheless, the Agents will effect a sale hereunder only if the amount available for distribution to the Participants from net sale proceeds will be at least six times the original investment amount. For the joint sale by Associates and the Lessee, the Agents and the Lessee have engaged Eastdil to prepare marketing materials for the possible sale of the Leasehold and the Operating Lease. Pending receipt of consents for the Sale Program, Eastdil may distribute the marketing materials and assist in the preparation of advertisements for placement in appropriate newspapers and other periodicals and journals. All of the marketing materials, distribution lists, advertisements and other marketing activities to be utilized by Eastdil are subject to prior review and approval by the Agents on behalf of Associates and by the Lessee.

        In consideration of its services as marketing representative, Eastdil will receive a fee of 1.5% of the sale price upon conclusion of a sale and will bear all of its own expenses in connection with marketing and sale. The fee to Eastdil will be an expense of sale.

        2.      Allocation of Sale Proceeds

        The determination of the proper allocation of net sale proceeds among Associates as owner of the Leasehold and Wien & Malkin LLP as supervisor and, pursuant to the joint sale with the Lessee, the Lessee as owner of the Operating Lease depends upon the respective values of their interests in the Property. To assure an appropriate allocation, an opinion has been obtained from the prominent, independent real estate appraisal expert, Cushman & Wakefield ("C&W"). Each Participant's agreement to the Wien & Malkin LLP incentive compensation recommended in this Statement is a mutual voluntary agreement binding only upon the Participant and Wien & Malkin LLP in place of any other Wien & Malkin LLP supervisory entitlement to such Participant's share of sale proceeds.

        C&W was selected by the Agents in consultation with representatives of the Lessee other than Mr. Malkin because C&W has recognized expertise and is independent of the Agents, the Lessee, Wien & Malkin LLP, and Eastdil. C&W reached the conclusions embodied in its report (the "Report") to Associates, the Lessee and Wien & Malkin LLP, as summarized below.

        The proposed allocation of sale proceeds by C&W among Associates, the Lessee, and Wien & Malkin LLP as supervisor was based primarily upon C&W's (a) stated assumptions regarding future property operation based on property history and market conditions, (b) projection of cash flow and net operating income for Associates and the Lessee respectively in accord with the Operating Lease, and
(c) computation of their respective shares of a range of


possible Property sale prices by applying a corresponding range of discount and capitalization rates to such cash flow and net operating income. The only special instruction provided to C&W in seeking its conclusion was that it assume that Associates' and the Lessee's entire interest in the Property would be sold as a unified whole.

        In reaching its conclusions, C&W determined that, of the three conventional approaches to value -- Cost, Sales Comparison and Income Capitalization -- only the Income Capitalization approach was appropriate, because it is the methodology most often used by investors for this type of property. It also took into account that purchasers do give value to control over the operation, management and marketing of a property. The Report summary is enclosed. Additional data regarding the Leasehold and the Property, as well as data computed by C&W in reaching the conclusions in the Report, will be on file in the office of Wien & Malkin LLP and available for review by the Participants. Appointments to inspect and copy such data, and requests for copies of data by mail, may be made by contacting Stanley Katzman, Esq., at 212-687-8700.

        The formula in the Report allocates aggregate joint sale proceeds, among Associates, the Lessee, and Wien & Malkin LLP as supervisor as follows:

Aggregate Joint         Percentage      Percentage      Percentage
Sale Net Proceeds       to Associates   to Lessee       to Wien & Malkin LLP

$ 50,000,000            44.02%           49.61%          6.37%

  55,000,000            43.78%          [49.45%          6.76%]

  60,000,000            43.58%          [49.67%          6.75%]

  65,000,000            43.28%          [50.00%          6.72%]

  70,000,000            43.14%          [50.00%          6.86%]

  75,000,000            42.91%           50.43%          6.67%

  80,000,000            42.81%          [50.38%          6.81%]

  85,000,000            42.62%          [50.47%          6.91%]

  90,000,000            42.56%          [50.56%          6.89%]

  95,000,000            42.49%          [50.63%          6.87%]

 100,000,000            42.35%           50.84%          6.81%

        The following chart shows three examples of the distribution of aggregate joint sale net proceeds among Associates, W&M LLP and the Lessee using the allocation formula in accord with the Report of C&W. The assumed net sale proceeds (after payment of all selling expenses from the gross sale price) is shown at the top of each column.

Aggregate  Joint
Sale Net Proceeds:	$50,000,000	$75,000,000	$100,000,000

Allocation:

	Associates:	$22,010,000	$32,180,000	$ 42,350,000

        Lessee:         $24,805,000     $37,820,000     $ 50,835,000

        Wien  &
        Malkin LLP:     $ 3,185,000    $  5,000,000    $  6,815,000


                                -9-
        The estimated distribution amount for each Participant after payment of the incentive compensation is as shown below:

Hypothetical
Aggregate
Joint Sale
Net Proceeds       $ 50,000,000    $ 75,000,000    $100,000,000

Net Proceeds
Allocable to
the Leasehold      $ 24,100,000    $ 35,400,000    $ 46,700,000

Net Proceeds
Allocable to
$10,000
Participant
before
Allocation to
Wien & Malkin LLP  $     75,313    $    110,625    $    145,938

Allocation of
Incentive
Compensation
to Wien &
Malkin LLP         $      6,531    $     10,063    $     13,594

Net Amount
Distributable
to $10,000
Participant
after
Incentive
Compensation       $     68,782    $    100,562    $    132,344


        To the extent that any Participant does not agree to the Wien & Malkin LLP incentive compensation as recommended in this Statement and described above, the allocation of sale proceeds to the Lessee pursuant to any joint sale by Associates and the Lessee will be unchanged, and the allocation between Associates and Wien & Malkin LLP will be subject to Associates' pre-existing obligations, then applicable, to Wien & Malkin LLP. See "Incentive
Compensation."

        THERE CAN BE NO ASSURANCE THAT THE SALE RESULTS
DESCRIBED IN THESE EXAMPLES WILL BE ACHIEVED. Eastdil has received informal indications of interest which indicate a likelihood that joint sale of the Leasehold and the Operating Lease might be concluded 60-120 days after approval of the Sale Program by the Participants.

	3.	Liquidation

        After the Leasehold is sold, Associates' net sale proceeds are distributed to the Participants, and Associates' business affairs are wound up (which would occur promptly thereafter), Associates will be liquidated by the Agents. The ownership of the Leasehold subject to the Operating Lease is the only business authorized by Associates' partnership agreement.

                          -10-
C.	Consideration of Alternatives
        The Agents considered as alternatives to the Sale Program described in this Statement: (a) continuation of the existing capitalization and operating format for the Property and (b) Property redevelopment through additional capital provided by Associates and/or the Lessee and/or third party sources such as a mortgage lender. Each alternative was rejected by the Agents in favor of the Sale Program.

        If Associates were to continue to own the Leasehold subject to the Operating Lease on the existing format without improving the Property, the Agents believe it is likely that the viability of the Leasehold will continue to diminish, because garment industry users are choosing improved buildings and the Property in its current condition is not competitive for such users or general office tenants.

        Alternatively, if Associates were to join in financing substantial improvements to the Property by (a) borrowing directly or (b) inducing Lessee contributions by reducing rent payable to Associates or (c) permitting new mortgage debt on the Property to be serviced from revenues otherwise payable as rent to Associates, then there would be an effective reduction in the net distributions to the Participants until such time, if any, as the additional revenue generated by the Property improvements caused Additional Rent payable to Associates to offset Associates' accumulated rent reductions and debt service. Given the speculative and long term prospect for such a program compared with the current high level of sale prices for property in this location, the Agents recommend sale of the Leasehold rather than direct or indirect reinvestment in the Property.

III.	Certain Tax Consequences of the Sale Program and
Liquidation

        When the Leasehold is sold, an original
Participant will report long-term capital gain in an amount equal to the excess of (a) the sale proceeds received by such Participant over (b) the book value of such Participant's participation as of the date of sale. As of December 31, 1998, the book value of each original $10,000 participation was $683. The maximum federal income tax rate on long-term capital gains for individual investors is currently 20%. Prior depreciation deductions are taxed at a maximum federal income tax rate of 25%.

        Whether or not a Participant is a New York State resident, any gain resulting from sale of the Leasehold will be subject to New York State income taxes. The gain also may be subject to taxation by the state in which a Participant resides. Most states will allow a credit for all or a portion of the tax paid to New York State. If the Participant is a New York City resident, the gain also will be subject to the New York City income tax.

        There is no additional tax consequence for an original Participant resulting from the liquidation of Associates following the distribution to Participants of net sale proceeds paid to Associates. A non-original Participant will recognize additional gain or loss upon such liquidation depending upon the tax basis of his or her interest in Associates.
                          -11-
IV.	Supervisory Services; Potential Conflicts of Interest

A.	Supervisory Services

        No remuneration is paid by Associates to any of the Agents as such. The Agents are members of Wien & Malkin LLP, which receives an annual supervisory fee for certain legal, supervisory, and financial services. The legal services include acting as general counsel to Associates. A non-exclusive list of the supervisory services includes maintaining partnership records, performing physical inspections of the Property, reviewing insurance coverage, conducting annual partnership meetings, issuing reports to the Participants, and administrative oversight of special transactions such as the proposed Sale Program. Financial services include monthly receipt of rent from the Lessee, payment of monthly and additional distributions to the Participants, payment of all other disbursements, confirmation of the payment of real estate taxes, review of financial statements submitted to Associates by the Lessee and of audited financial statements and tax information prepared by Associates' independent certified public accountants, and distribution of such materials to the Participants. Wien & Malkin LLP also prepares quarterly, annual and other periodic filings with the Securities and Exchange Commission and applicable state authorities.

        As approved by the Participants, Wien & Malkin
LLP receives (a) $40,000 per annum as a supervisory fee, from which Wien & Malkin LLP pays Associates' accounting fees and other disbursements, and (b) incentive compensation equal to 10% of all distributions to Participants in any year after the Participants have received distributions in that year equal to 23% of the original investment. No incentive compensation was payable to Wien & Malkin LLP in 1998.

        Wien & Malkin LLP serves as supervisor and counsel to Associates and the Lessee, including representing as counsel Associates and the Lessee (with any other co-counsel designated for either of them) at standard hourly rates in connection with this Statement and the transactions proposed herein. As a result, Wien & Malkin LLP may also receive legal fees, repayment of certain advances on behalf of the Agents, Associates, and the Lessee, and supervisory incentive compensation from one of the partners in the Lessee in connection with the proposed sale.

                                -12-

B.	Certain Ownership of Participations in Associates

        As of June 1, 1999, the Agents beneficially owned, directly or indirectly, the following participations (expressed as original cash investment):




                                        Amount of
                                        Beneficial           Percent
Title of Class     Name of Agent        Ownership            of Class

Participations
in Partnership
Interests        Peter L. Malkin        $13,125             0.41%



                 Thomas N. Keltner, Jr. $ -0-                -0-

        Members of Mr. Malkin's family owned an additional $76,250 of participations. Mr. Malkin owns of record certain additional participations as trustee, as to which he disclaims any beneficial ownership.

        A member of Mr. Keltner's family owns $2,500 of participations.

        Other members of Wien & Malkin LLP, their spouses and children, and trusts in which they have beneficial interests own an aggregate of $9,318 of participations.

C.	Certain Ownership and Voting of Interests in the Lessee

        Peter L. Malkin owns 1.25% of the beneficial interests in the Lessee, and he has discretionary authority to vote on behalf of 50% of the beneficial interests in the Lessee. All major actions by the Lessee, such as its agreement to join in a sale of the Property and to approve the allocation of sale proceeds, require an affirmative vote of 75% in interest of the partners in the Lessee. The required affirmative vote has been obtained by the Lessee to join in the Sale Program described in this Statement.

D.	Potential Conflicts of Interest

        The sale proceeds from the Property will be allocated between Associates and the Lessee as computed in the Report of C&W and described above See Section II.B.2.-
Allocation of Sale Proceeds.

        C&W is independent and not affiliated with any party to the proposed Sale Program or this investment. It has received from Associates and the Lessee an indemnity regarding any challenge to the sale proceeds allocation recommended by it. No other independent party has reviewed the transactions described herein.

        Wien & Malkin LLP acts as supervisor for both
Associates and the Lessee. Its members and their families own beneficial interests in both Associates and the Lessee.

                                -13-
In the event of any challenge to any matter related to the Sale Program, including without limitation the sale proceeds allocation recommended herein, Wien & Malkin LLP and its affiliates are entitled to be indemnified by Associates to the fullest extent permitted by applicable law.

        A partner in the Lessee, Leona M. Helmsley, has conducted a broad program for sale of real estate assets. Mrs. Helmsley has interests in other properties supervised by Wien & Malkin LLP, and she may seek sales of those properties or of her interests in the related entities. Any party related to Associates and/or the Lessee (including, without limitation, each Participant, Wien & Malkin LLP, and each of their respective affiliates) retains the independent right to join in any such sale or to purchase any such property or interest.

        Both of the Agents are members of Wien & Malkin
LLP. The Agents receive no extra or special benefit for their service as such. They will share in the proceeds of sale of the Leasehold received by Associates and the Lessee only to the extent that they beneficially hold participations in Associates or interests in the Lessee. Each Agent is entitled to be indemnified by Associates to the fullest extent permitted by applicable law. The Lessee may also have certain indemnity obligations to the Agents and Wien & Malkin LLP and its affiliates. Payment of such obligations by the Lessee shall be treated as an operating expense under the Operating Lease, deductible in computing Additional Rent. To the extent of any indemnity payment by the Lessee for a particular matter, the indemnity payment by Associates for such matter shall be reduced.

        Each Agent, as a member of Wien & Malkin LLP, will share in any fee received by that firm for its services to Associates, any reimbursement for advances by that firm on behalf of the Agents, Associates, and the Lessee, and any incentive compensation approved by the Participants or otherwise provided pursuant to the Participating Agreements. Neither the Agents, as such, nor Wien & Malkin LLP will share in any other proceeds of a sale.

V.	 Fees and Expenses

        All fees and expenses relating to development and implementation of the Sale Program, the Solicitation hereunder, and the Report of C&W will be treated as expenses of sale and will be paid from funds derived from the sale of the Leasehold after payment of certain of such expenses by Eastdil. If the Sale Program is not approved, fees and expenses of C&W will be paid by the Lessee as an operating expense under the Operating Lease, and other costs of Associates related to this Solicitation will be paid from rents paid to Associates by the Lessee under the Operating Lease.

VI.	Agents' Discussion and Analysis of Financial Condition
and Results of Operations

        A.      Operating Revenues; Distributions

        Associates was organized solely for the purpose of acquiring the Leasehold subject to the Operating Lease. Associates is required to pay from Basic Rent the Leasehold rent due to the unrelated fee owner and the basic supervisory fee. Associates distributes to the Participants the balance of Basic Rent, plus any Additional Rent, after payment of any applicable incentive compensation to Wien & Malkin LLP.

                        -14-

        Pursuant to the Operating Lease, the Lessee assumes sole responsibility for the condition, operation, repair, maintenance and management of the Property. Associates does not maintain reserves to defray operating expenses of the Property. See Section II.C. - Consideration of Alternatives. If Associates accumulated cash reserves by withholding or reducing distributions to the Participants from Basic Rent or Additional Rent, the Participants would suffer adverse tax consequences, because the amounts held by Associates would nevertheless be taxable to the Participants.

        Distributions by Associates depend solely on the payment by the Lessee of Basic Rent and Additional Rent in accordance with the terms of the Operating Lease. Associates expects to make the monthly distributions so long as it receives the payments of Basic Rent under the Operating Lease. During the twelve months ended December 31, 1998, Associates made regular monthly distributions at the annual rate of $2,000 for each original $10,000 participation. Because no Additional Rent was paid to Associates for the lease year ended June 30, 1998, there was no additional distribution in 1998 above the basic 20% annual return on original investment. See Section I.F. - Financial Information. The annual operating statements from the Lessee of its income and expense are reviewed by the outside accountants for the Lessee and are prepared substantially in accordance with the requirements of the Operating Lease.

        Associates' results of operations are affected primarily by the amount of rent payable to it under the Operating Lease. The following summarizes the material factors affecting Associates' results of operations for 1998 and the two preceding years:

	(a)	Total income decreased for the year ended
        December 31, 1998 as compared with the year ended
        December 31, 1997. No Additional Rent was received by Associates in 1998.

	(b)	Total income decreased for the year ended
        December 31, 1997 as compared with the year ended
        December 31, 1996. Such decrease is attributable to the fact that less Additional Rent was received by Associates in 1997 than in 1996 because of the Lessee's less profitable operation of the Property.

        The downturn and changes in methods of operations in the garment industry have had and will continue to have a major impact on the Property and its operations and profitability. Associates has been advised that the insolvencies affecting tenants in the garment business and reduced demand for existing unimproved space will continue to have an adverse impact on Associates' operating income.

        B.       Liquidity and Capital Resources

There has been no significant change in
Associates' liquidity for the twelve-month period ended
December 31, 1998, as compared with the twelve-month period ended December 31, 1997.


                        -15-
        C.      Inflation

        Inflationary or deflationary trends in the general economy could have a material impact upon the Sale
Program. In implementing the Sale Program, the Agents will continue to evaluate Associates' options and economic variables.

VII.	Terms of Solicitations of Consents

        Each Agent acts as agent for a group of Participants owning a one-half economic interest in Associates, representing $1,600,000 of the original $3,200,000 investment in Associates. At June 1, 1999, no person held participations aggregating more than 5% of the total outstanding participations.

        On June 1, 1999, there were approximately 640
Participants holding participations among the two groups.
Each Participant's voting percentage in his group is determined by a fraction of which the numerator is the face amount of the participation and the denominator is the group's original $1,600,000 investment in Associates.

        There is no record date establishing the identity of the Participants entitled to vote for the Sale Program.
Holders of participations as of June 1, 1999 will be recognized as entitled to vote. If any participation is transferred before the Consent with respect to that participation is given, the transferee will be entitled to vote. However, if the Consent and Agreement has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor. In addition, the Agents and their designees will be entitled to vote the participation of any non-consenting Participant whose interest is purchased by them under the Participation
Purchase Arrangement (as defined in the following paragraph).

        The consent of all Participants is required to authorize the Sale Program. However, under the terms of the Participating Agreement between each Agent and his Participants, if Participants owning 80% of the outstanding participations in such Agent's group consent to the Sale Program, the Agent for that group or his designee has the right to purchase the interest of any Participant in that group who failed to consent (or, if the Participant is not an individual, has not furnished evidence of authority for giving such consent) within 10 days after the mailing by the Agent of a written request therefor, by certified or registered mail ("Participation Purchase Arrangement"). The purchase price is the greater of (i) the book value of such Participation at the time of purchase and (ii) $100. As of December 31, 1998, the book value of each original $10,000 participation was $683 (computed by dividing an original $10,000 Participation by the cash investment of $3,200,000, and then multiplying the resulting amount by Associates' equity). Accordingly, the purchase price would be $683 for each original $10,000 participation.

        If 80% or more of the Participants in an Agent's group consent to the Sale Program, each Agent (or his designee) presently intends to purchase the interest of any non-consenting Participant for $683 for each original $10,000 investment. Funds for the purchase of the interests of non-consenting Participants will not be provided by Associates. Any Participant whose participation is purchased by an Agent (or his designee) will not receive any Additional Rent paid in respect of the year of purchase. There was no payment of Additional Rent in 1998, and no projection has been finalized as to 1999.
                        -16-

        Notwithstanding the provisions in Associates' Participating Agreements relating to the Participation Purchase Arrangement, no purchase of a participation will be effected without (i) prior written notice to a non-consenting Participant that Participants owning at least 80% of the outstanding participations in the relevant group have consented to the Sale Program and (ii) affording such non-consenting Participant an opportunity for 10 days after the mailing of the notice to consent to the Sale Program.

        Forms of Consent and Agreement which are signed and returned without a choice indicated as to any matter will be deemed to constitute a consent and agreement to such matter and will be binding on the Participant as if such Participant had actually indicated such choice.

        Participations are not traded on an established securities market, nor are they readily tradeable on a secondary market or the substantial equivalent thereof. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions, and in many instances Associates is unaware of the prices at which such transactions occur. Associates has been advised that the sale price for the few isolated transactions known to Wien & Malkin LLP in the past two calendar years was either $10,000 or $12,500 for each original $10,000 participation.

        If you have any question or desire any additional information concerning the proposed Sale Program or this Statement, please communicate in writing with any partner in Wien & Malkin LLP, by mail at 60 East 42nd Street, New York, NY 10165-0015, by telephone at 212-687-8700, or by telecopier at 212-986-7679.


PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT AND AGREEMENT IN THE ENCLOSED ENVELOPE. ONCE GIVEN, THE CONSENT AND AGREEMENT MAY NOT BE REVOKED. THE AGENTS RECOMMEND YOUR CONSENT AND AGREEMENT TO ALL ITEMS.

                        CONSENT AND AGREEMENT

Solicited by Peter L. Malkin and Thomas N. Keltner, Jr. ("Agents"), on behalf of Navarre-500 Building Associates ("Associates")

A.	CONSENT TO SALE PROGRAM

1.	As a participant in Associates, the undersigned hereby

        CONSENTS:                               DOES NOT CONSENT:
        *Consents to  _                         Disapproves of  _

                                                Abstains from   _

authorizing the Agents and their respective successors, on behalf of Associates, to sell the Leasehold and all Associates' interest in the land and buildings located at 500 Seventh Avenue, 512 Seventh Avenue, and 228 West 38th Street in New York City (the "Property") to a third party by transfer of such real property or by transfer of direct or indirect interests in Associates at such price as will permit distributions to participants of not less than six times the original cash investment and on such terms as determined by the Agents, all as recommended by the Agents in the Statement described below; and

2. As a participant in Associates, the undersigned hereby

        CONSENTS:                               DOES NOT CONSENT:
        *Consents to   _                        Disapproves of _

                                                Abstains from  _

authorizing the Agents and their respective successors, on behalf of Associates, to effect such sale jointly with the Lessee and to distribute the sale proceeds in accord with the distribution schedule computed by an independent expert and summarized in Section II.B.2. of the Statement, all as recommended by the Agents in the Statement described below.

*BECAUSE THE AGENTS INTEND ONLY A JOINT SALE PROGRAM FOR THE BENEFIT OF ASSOCIATES, NO SALE WILL OCCUR HEREUNDER UNLESS THE REQUIRED PARTICIPANT CONSENTS ARE RECEIVED FOR BOTH ITEMS 1 AND 2. AS TO ANY ITEM, AN ABSTENTION IS TREATED AS A DISAPPROVAL.

B.	AGREEMENT TO WIEN & MALKIN LLP INCENTIVE COMPENSATION

As a Participant in Associates, the undersigned hereby

        AGREES:                           DOES NOT AGREE:
        Agrees  _                         Does not agree  _
                                          Abstains from agreement  _

with Wien & Malkin LLP that the undersigned shall pay to Wien & Malkin LLP, and Wien & Malkin LLP shall accept, the incentive compensation specified in the Statement described below. The Agents shall be authorized on behalf of the undersigned to pay any such agreed compensation from sale distributions.

        Each matter for which consent or agreement is being solicited is more fully described in the Statement Issued by the Agents in connection with the Solicitation of Consent and Agreement of the Participants in Navarre-500 Building Associates dated June __, 1999 (the "Statement") incorporated herein by reference, receipt of which is hereby acknowledged.

        Once given, this Consent and Agreement may not be revoked and is binding on the Participant and all successors and assigns. Any form of Consent and Agreement which is signed, dated and returned without a choice indicated as to any matter will be deemed to constitute a consent and agreement as to such matter as if such Participant had actually indicated such choice. As to any item, an abstention is treated as a disapproval.


THE AGENTS RECOMMEND THAT EACH PARTICIPANT CONSENT AND AGREE
TO ALL THE FOREGOING ITEMS. PLEASE SIGN DATE, AND RETURN
THIS CONSENT AND AGREEMENT PROMPTLY.  ONCE GIVEN, CONSENT
MAY NOT BE REVOKED.



Dated:	                , 1999

                                        __________________________
                                                   (Signature)


        PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.
              ONCE GIVEN, CONSENT MAY NOT BE REVOKED.
IF THIS FORM IS SIGNED, DATED AND RETURNED WITHOUT A CHOICE
                         INDICATED,
          THE PARTICIPANT EXECUTING SAME SHALL BE DEEMED
                      TO HAVE CONSENTED.